Exhibit 99.1

               iPayment Announces Results for First Quarter 2007

     NASHVILLE, Tenn.--(BUSINESS WIRE)--May 14, 2007--iPayment, Inc. ("iPayment") today announced financial results for the first quarter of 2007. Revenues for the quarter, which ended March 31, 2007, were $177,740,000 compared with $170,901,000 for the first quarter of 2006. Revenues, net of interchange, were $74,078,000 for the first quarter of 2007 compared with $72,788,000 for the first quarter of 2006. Net loss was $1,715,000 for the first quarter of 2007 compared to net income of $7,622,000 for the same period last year. The Company today has filed its Form 10-Q for the three months ended March 31, 2007, with the Securities and Exchange Commission.

     iPayment's management will hold a conference call to discuss the first-quarter results on Tuesday, May 15, 2007, at 10:30 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-2729 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:30 p.m. (Eastern Time) on Tuesday, May 15, 2007, and will continue through Tuesday, May 22, 2007, by dialing 719-457-0820 and entering Pass Code 2234664.

     The live broadcast of iPayment's quarterly conference call will be available online at www.ipaymentinc.com or www.earnings.com on May 15, 2007, at 10:30 a.m. (Eastern Time). The online replay will become available after 1:30 p.m. (Eastern Time) and will continue for one week.

     Information in this press release may contain "forward-looking statements" about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K for 2006. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

     iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 140,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


     CONTACT: iPayment, Inc., Nashville
              Clay Whitson, 615-665-1858, Ext. 115
              Chief Financial Officer